Exhibit 99.1

NEWS RELEASE

CONTACT: Phil Franklin,

Vice President, Operations Support, CFO and Treasurer (773) 628-0810

LITTELFUSE REPORTS FIRST QUARTER RESULTS

CHICAGO, April 30, 2013 – Littelfuse, Inc. (NASDAQ:LFUS) today reported sales and earnings for the first quarter of 2013.

First Quarter Highlights

●

Sales for the first quarter of 2013 increased 8% sequentially and 6% year over year to $170.9 million. The increase in sales was broad based, as all businesses and all geographies grew compared to the prior year.

●

On a GAAP basis, first quarter 2013 earnings were $0.66 per diluted share. This includes a non-cash charge of $10.7 million pre-tax ($0.29 per share after tax) to write off the remaining equity investment and loan balance for Shocking Technologies, which is in Chapter 7 bankruptcy. Earnings per share for the first quarter of 2012 were $0.80.

●	Sales and order trends by business unit were as follows:
o

Electronics sales increased 3% year over year due primarily to low channel inventories and improving market sentiment. While all regions had at least modest growth, the largest increase was in Europe reflecting partial recovery from a very weak first quarter of 2012.

o

Automotive sales increased 13% year over year due to the acquisitions of Accel and Terra and growth in the passenger vehicle business led by Asia. This was partially offset by the commercial vehicle business which, while showing signs of recovery, still declined 10% compared to the first quarter of 2012 (excluding Terra).

o	Electrical sales grew 4% year over year due to growth in power fuses primarily reflecting increased sales into the solar market.
o	The electronics book-to-bill ratio for the first quarter of 2013 increased to 1.18 compared to 1.16 in the first quarter of 2012.
●

Cash provided by operating activities was $16.0 million for the first quarter of 2013 compared to $7.9 million for the first quarter of 2012 reflecting improved margins and strong working capital performance.

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Capital expenditures for the first quarter of 2013 were $5.5 million compared to $3.2 million for the first quarter of 2012.

●	The previous share repurchase authorization expired on April 30, 2013 and was replaced with a one million share repurchase authorization effective through April 2014.
●

As previously announced, the company has entered into a definitive agreement to acquire Hamlin, Inc. from Key Safety Systems for $145 million in a cash transaction. The purchase price represents approximately 8.2 times trailing EBITDA. This transaction is expected to close by the end of May.

“The broad-based sales increase in the first quarter coupled with improving book-to-bill is encouraging,” said Gordon Hunter, Chief Executive Officer. “Although several of our end markets are still relatively weak, we are becoming more confident in our belief that the second and third quarters will show normal seasonal strength.”

Outlook

●	Sales for the second quarter of 2013 are expected to be in the range of $177 to $187 million which represents 1% to 6% growth compared to the second quarter of 2012.
●	Earnings for the second quarter of 2013 are expected to be in the range of $1.03 to $1.18 per diluted share.
●

Both the sales and earnings guidance above excludes Hamlin. If the Hamlin transaction closes on schedule at the end of May, it is expected that it would add approximately $7 million to sales and be slightly accretive to earnings for the second quarter, excluding acquisition-related costs.

Dividend

The company will pay a cash dividend of $0.20 per common share on June 6, 2013 to shareholders of record at the close of business on May 20, 2013.

Conference Call Webcast Information

Littelfuse will host a conference call today, Tuesday, April 30, 2013 at 11:00 a.m. Eastern/10:00 a.m. Central time to discuss the first quarter results. The call will be broadcast live over the Internet and can be accessed through the company’s website: www.littelfuse.com. Listeners should go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through June 30, 2013 and can be accessed through the website listed above.

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About Littelfuse

Founded in 1927, Littelfuse, Inc., the worldwide leader in circuit protection, offers the industry’s broadest and deepest portfolio of circuit protection products and solutions. Littelfuse devices protect products in virtually every market that uses electrical energy, from consumer electronics to automobiles to industrial equipment. In addition to its Chicago, Illinois, world headquarters, Littelfuse has more than 30 sales, distribution, manufacturing and engineering facilities in the Americas, Europe and Asia. Technologies offered by Littelfuse include Fuses; Gas Discharge Tubes (GDTs); Positive Temperature Coefficient Devices (PTCs); PulseGuard® ESD Suppressors; SIDACtor® Devices; Silicon Protection Arrays (SPA®); Switching Thyristors; TVS Diodes and Varistors. The company also offers a comprehensive line of highly reliable Electromechanical and Electronic Switch and Control Devices for commercial and specialty vehicles and Sensors for automobile safety systems, as well as Protection Relays and underground Power Distribution Centers for the safe control and distribution of electricity.

For more information, please visit the Littelfuse website: littelfuse.com.

LFUS - F

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LITTELFUSE, INC.

Net Sales and Operating Income by Business Unit

(In thousands of USD, unaudited)

	First Quarter
	2013	2012	% Change

Net Sales
Electronics	$79,415	$77,055	3%
Automotive	59,385	52,626	13%
Electrical	32,118	30,897	4%

Total net sales	$170,918	$160,578	6%

	First Quarter
	2013	2012	% Change

Operating Income
Electronics	$12,143	$10,112	20%
Automotive	9,483	9,505	(0% )
Electrical	6,491	6,207	5%

Total operating income	$28,117	$25,824	9%

Interest expense	376	423
Investment impairment (1)	10,678	525
Other (income) expense, net	(909)	101

Income before taxes	$17,972	$24,775	(27% )

(1) Impairment and loan losses from investment in Shocking Technologies.

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LITTELFUSE, INC.

Condensed Consolidated Balance Sheets

(In thousands of USD, except share amounts)

	March 30, 2013	December 29, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$246,895	$235,404
Short-term investments	8,344	-
Accounts receivable, less allowances	107,044	100,559
Inventories	71,372	75,580
Deferred income taxes	10,874	11,890
Prepaid expenses and other current assets	15,857	16,532
Assets held for sale	5,500	5,500
Total current assets	465,886	445,465
Property, plant and equipment:
Land	6,328	6,243
Buildings	55,159	54,559
Equipment	309,975	304,954
	371,462	365,756
Accumulated depreciation	(251,162)	(244,845)
Net property, plant and equipment	120,300	120,911
Intangible assets, net of amortization:
Patents, licenses and software	10,521	11,144
Distribution network	18,243	18,964
Customer lists, trademarks and tradenames	17,738	18,704
Goodwill	131,850	133,592
	178,352	182,404
Investment in unconsolidated entity	-	8,666
Other investment	11,572	10,327
Deferred income taxes	9,826	8,090
Other assets	1,878	1,865
Total assets	$787,814	$777,728

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$29,582	$27,226
Accrued payroll	13,374	20,540
Accrued expenses	9,703	11,062
Accrued severance	776	1,033
Accrued income taxes	8,196	11,559
Current portion of long-term debt	94,000	84,000
Total current liabilities	155,631	155,420
Accrued post-retirement benefits	17,692	22,338
Other long-term liabilities	13,820	12,412
Total equity	600,671	587,558
Total liabilities and equity	$787,814	$777,728

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LITTELFUSE, INC.

Consolidated Statements of Comprehensive Income

(In thousands of USD, except per share data, unaudited)

	For the Three Months Ended

	March 29, 2013	March 31, 2012

Net sales	$170,918	$160,578

Cost of sales	106,312	99,716

Gross profit	64,606	60,862

Selling, general and administrative expenses	29,202	28,409
Research and development expenses	5,715	5,161
Amortization of intangibles	1,572	1,468
	36,489	35,038

Operating income	28,117	25,824

Interest expense	376	423
Impairment and loan loss in unconsolidated affiliate	10,678	525
Other (income) expense, net	(909)	101

Income before income taxes	17,972	24,775
Income taxes	3,178	7,212

Net income	$14,794	$17,563

Net income per share:
Basic	$0.67	$0.81
Diluted	$0.66	$0.80

Weighted average shares and equivalent shares outstanding:
Basic	22,095	21,608
Diluted	22,366	21,929

Diluted Net Income Per Share
Net income as reported	$14,794	$17,563
Less: income allocated to participating securities	(19)	(49)
Net income available to common shareholders	$14,775	$17,514

Weighted average shares adjusted for dilutive securities	22,366	21,929

Diluted net income per share	$0.66	$0.80

Comprehensive income	$10,968	$27,031

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LITTELFUSE, INC.

Consolidated Statements of Cash Flows

(In thousands of USD)

	For the Three Months Ended
	March 29, 2013	March 31, 2012
	(Unaudited)
OPERATING ACTIVITIES:
Net income	$14,794	$17,563
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,232	6,481
Amortization of intangibles	1,572	1,468
Impairment and loan loss in unconsolidated affiliate	10,678	525
Non-cash inventory charge(1)	-	205
Stock-based compensation	1,779	1,365
(Gain) loss on disposal of fixed assets	(24)	7
Excess tax benefit on stock-based compensation	(467)	(475)
Changes in operating assets and liabilities:
Accounts receivable	(9,745)	(14,017)
Inventories	3,632	(1,713)
Accounts payable	2,452	8,552
Accrued expenses (including post retirement)	(4,619)	(5,543)
Accrued payroll and severance	(7,319)	(7,728)
Accrued taxes	(3,946)	1,275
Prepaid expenses and other	1,026	(101)
Net cash provided by operating activities	16,045	7,864

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(5,453)	(3,244)
Purchase of short-term investments	(8,478)	(4,616)
Proceeds from sale of property, plant and equipment	9	21
Net cash used in investing activities	(13,922)	(7,839)

FINANCING ACTIVITIES:
Proceeds from debt	15,000	17,000
Payments of revolving credit facility	(5,000)	(5,500)
Cash dividends paid	(4,410)	(3,888)
Proceeds from exercise of stock options	5,283	4,217
Excess tax benefit on stock-based compensation	467	475
Net cash provided by financing activities	11,340	12,304

Effect of exchange rate changes on cash and cash equivalents	(1,972)	2,347

Increase in cash and cash equivalents	11,491	14,676
Cash and cash equivalents at beginning of period	235,404	164,016
Cash and cash equivalents at end of period	$246,895	$178,692

(1) Purchase accounting adjustment related to acquisitions.

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